SUPPLEMENTAL PENSION AND DISABILITY AGREEMENT
          SOUTHERN INDIANA GAS AND ELECTRIC COMPANY
                             AND
                     RONALD G. REHERMAN


THIS AGREEMENT, made and entered into this 4th day of April, by and between SOUTHERN INDIANA GAS AND ELECTRIC COMPANY, a corporation, of Evansville, Indiana, hereinafter referred to as "COMPANY" and RONALD G. REHERMAN, of Evansville, Indiana, hereinafter referred to as "REHERMAN",

                      WITNESSETH, THAT:

WHEREAS, the said REHERMAN is the Chief Executive Officer of the COMPANY and it is the mutual desire of the parties that the said REHERMAN continue to serve the COMPANY in an official capacity as its Chief Executive Officer, or (if the parties agree) as its Chairman and/or President but not its Chief Executive Officer, until his retirement pursuant to the terms of the COMPANY's Salaried Employees Pension Plan ("retirement") or earlier disability (as hereinafter determined) or death and, as an inducement to the said REHERMAN to continue in the employment of the COMPANY as such officer until his retirement or earlier disability or death;

WHEREAS, the said REHERMAN and the COMPANY are parties to a certain Supplemental Pension and Disability Agreement dated
February 1, 1995 (the "1995 Agreement");

WHEREAS, said REHERMAN and the COMPANY wish that the 1995
Agreement be terminated and superseded by this Agreement and the parties agree that ROSALYNN REHERMAN is a third party beneficiary to this agreement.

NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS: That for valuable and sufficient consideration the parties hereby mutually stipulate, covenant and agree as follows:

1. Upon voluntary retirement as an active employee of the COMPANY and continuing until his death, the COMPANY will pay unto REHERMAN, as a supplemental retirement income, an annual sum of 70% of his highest authorized level of annual compensation, attained at any time while serving as an employee of the COMPANY, reduced by the annual pension earned by said REHERMAN under the COMPANY's Salaried Employees Pension Plan. If as of the date of a Change in Control (as defined in the Appendix hereto) said REHERMAN is actively serving as Chief Executive Officer or a member or advisory member of the Board of Directors of the COMPANY, then from and after the date of such Change in Control, the amount of the supplemental retirement income payable to said REHERMAN under this Paragraph 1 shall be increased by an amount equal to the annual maximum stipend portion of the fee payable to a serving non-employee director of the COMPANY from time to time (but in no event less than the annual stipend that was payable to such a director immediately prior to the Change in Control), minus the amount, if any, actually received by said REHERMAN in respect of his continuing service as a member or advisory member of the Board of Directors of the COMPANY. The supplemental retirement income payable to said REHERMAN shall be payable in equal monthly installments and be separate and distinct from income from any other source including any pension, retirement or other plan. The payment unto the said REHERMAN of the annual sum shall be in recognition of past services as an employee of the COMPANY and, except as required by law, said REHERMAN shall be solely responsible for the payment of any and all taxes accruing or payable on account of the remuneration herein provided for. REHERMAN agrees that he will not voluntarily retire prior to attaining the age of 62 years, and that he will not remain an active employee of the COMPANY beyond attainment of the age of 65 years.

2. If before the retirement of said REHERMAN as an active employee of the COMPANY, the Board of Directors of the COMPANY shall at any time determine on the basis of sufficient and competent medical advice, that because of mental or physical disability the said REHERMAN has become permanently and totally incapacitated to perform the duties of Chief Executive Officer of the COMPANY (or if he has previously relinquished the duties of Chief Executive Officer, the duties of the office that he is then filling), commencing with the occurrence thereof and continuing thereafter during the remainder of his life, the said REHERMAN shall be relieved from performing any duties, and placed on a retired status, but shall nevertheless be entitled to receive, and the COMPANY shall pay to him, as supplemental disability income, in recognition of his past services, an annual sum, which when combined with other periodic income received under the COMPANY's Salaried Employees Pension Plan or representing Long-Term Disability benefits, will equal, but not be greater than, 70% of his highest authorized level of annual compensation, attained at any time while serving as an employee of COMPANY. This annual sum shall be payable in monthly installments and be separate and distinct from income paid from any other source, including any pension, retirement or insurance plan. Except as required by law, REHERMAN shall be solely responsible for the payment of any and all taxes accruing or payable on account of the remuneration herein provided for.

3. In the event that said REHERMAN should die before the commencement of retirement referred to in Paragraph 1, or while on disability as provided for in Paragraph 2, hereof, the COMPANY, in recognition of the services rendered by the said REHERMAN, shall pay unto ROSALYNN REHERMAN, his wife, a monthly payment equal to (i) during the period commencing with (and including) the calendar month of said REHERMAN'S death until (and including) the calendar month in which ROSALYNN REHERMAN attains age 65, one-twelfth of the amount which is 70% of said REHERMAN'S highest authorized level of annual compensation attained at any time while serving as an employee of the COMPANY and (ii) during the period commencing with the calendar month following ROSALYNN REHERMAN'S attainment of age 65 and ending on her death, one-twelfth of the amount which is 56% of said REHERMAN'S highest authorized level of annual compensation attained at any time while serving as an employee of the COMPANY, in each case reduced by the amount of spouse pension received by ROSALYNN REHERMAN under COMPANY's Salaried Employees Pension Plan. The foregoing monthly payments shall be separate and distinct from income paid from any other source, including any pension, retirement or insurance plan.

4. In the event that said REHERMAN should die after the commencement of retirement referred to in Paragraph 1, or while on disability as provided in Paragraph 2, hereof, the COMPANY, in recognition of the services rendered by said REHERMAN, shall pay unto ROSALYNN REHERMAN, in the event she survives him, for the remaining lifetime period of said ROSALYNN REHERMAN, an annual sum equal to 56% of said REHERMAN's highest authorized level of annual compensation attained at any time while serving as an employee of COMPANY, reduced by the amount of spouse pension received by ROSALYNN REHERMAN under the COMPANY's Salaried Employees Pension Plan. This annual sum shall be payable in monthly installments and be separate and distinct from income paid to ROSALYNN REHERMAN from any other source, including any pension, retirement or insurance plan.

5. Attached and made a part hereof as Exhibit A is a computation of the entitlements of REHERMAN which is based, for illustrative purposes, on REHERMAN's highest authorized level of annual compensation attained as of the date of this agreement. The parties stipulate to the methodology of Exhibit A and that the computations shall change as REHERMAN attains higher levels of authorized annual income with COMPANY. The terms and provisions hereof shall extend to and be binding upon the successors and assigns of the COMPANY.

6. The parties agree that the cost and expense of enforcement of this Agreement in the event of any breach, contest or challenge to said Agreement should in fairness and equity be borne by COMPANY or its successor, and that:

A. COMPANY or its successor will defend, protect, indemnify and hold REHERMAN and ROSALYNN REHERMAN harmless against any and all damages, claims, demands and litigation growing out of or related to the said Agreement.

B. COMPANY or its successor will pay or reimburse REHERMAN and ROSALYNN REHERMAN for all costs and expenses including but not limited to any and all attorneys' fees of any and all attorneys selected and retained by REHERMAN or ROSALYNN
REHERMAN as a result of any claim, demand, investigation, litigation or other activity arising in any manner, way or means out of the said Agreement brought or undertaken by COMPANY, REHERMAN or ROSALYNN REHERMAN or any other person or entity, for which an attorney is reasonably necessary or desirable to enforce or protect the rights of REHERMAN or ROSALYNN REHERMAN or to protect them from and against any action of any kind whatsoever brought by COMPANY or any other person or entity against them or affecting any of their rights, entitlements or benefits under the said
Agreement. The obligations of COMPANY or its successor, as the case may be, herein shall also extend and apply to the successors, heirs and beneficiaries of REHERMAN.

C. REHERMAN shall fully cooperate with COMPANY, to the extent reasonably possible, in assisting it with expertise, testimony and documents in the defense of COMPANY, its officers and employees against any claim, demand or litigation brought by any person or entity against COMPANY, its officers or employees, as a result of said Agreement, provided, however, that REHERMAN shall have no obligation to cooperate with COMPANY under any circumstances where there is an actual or potential conflict of interest between REHERMAN and COMPANY.

D. The parties further agree that there can be no exact measure of the damage which would occur to REHERMAN or ROSALYNN REHERMAN in the event of a denial or diminution of their rights under this Agreement by change of control, breach, delay, litigation, court decision, unilateral action or otherwise. Therefore in the event of any actual or threatened denial or diminution of said rights, REHERMAN and ROSALYNN REHERMAN shall be entitled to receive, upon their sole election, a lump sum payment from COMPANY or its successor, calculated pursuant to the procedure illustrated in the attached Exhibit B, payable within thirty (30) days of REHERMAN's or ROSALYNN REHERMAN's written notice to the COMPANY of their election to accept said lump sum payment in lieu of the supplemental retirement income and supplemental disability income payable under this Agreement. Such payment shall be considered as liquidated damages and not as a penalty to COMPANY. The numbers used in the attached Exhibit B, are provided merely as an illustration with actual numbers to be used as determined on the date of any election hereunder by REHERMAN or ROSALYNN REHERMAN. All obligations of COMPANY or its successor pursuant to this Paragraph shall also extend and apply to ROSALYNN REHERMAN.

E. The parties agree that notwithstanding anything to the contrary contained herein, at anytime after said REHERMAN or ROSALYNN REHERMAN become entitled to receive payments under the applicable provisions of Paragraph 1, 2, 3 or 4 hereof, said REHERMAN or, after said REHERMAN's death or incapacity ROSALYNN REHERMAN, may elect to receive an immediate lump sum payment in lieu of the monthly installments prescribed by the provisions of the applicable Paragraph, in which case such lump sum amount shall be calculated pursuant to the procedure illustrated in the attached Exhibit B and shall be reduced by a ten percent (10%) penalty.

7. Except as provided in Paragraph 2, 3, and 6D, REHERMAN shall not receive any benefits under this agreement, absent approval of the Board of Directors of the COMPANY, in the event that he voluntarily retires before age 62; provided, however, REHERMAN shall not be deemed to have voluntarily retired within the meaning of the foregoing if he retires after the Board of Directors of the COMPANY, without his approval, has reduced the scope of his authority or the level of his compensation, or threatens to do so, other than as a result of REHERMAN's wilful and material misconduct. All benefits under this Agreement shall be forfeited in the event said REHERMAN remains as an active employee of the COMPANY beyond the age of 65. However, the portion of the supplemental executive retirement benefit that represents restoration of benefits that cannot otherwise be funded through the COMPANY's Salaried Employees Pension Plan due to Internal Revenue Service limits shall vest under the same terms as provided in that Plan. In addition, any income from a pension restoration plan for highly paid employees, should such plan be enacted by the COMPANY, shall be an offset to the supplemental pension benefit described herein.

8. This Agreement is unfunded and not tax-qualified. The parties acknowledge and agree that the COMPANY's obligation to pay the benefits provided herein is an unfunded contractual obligation and said REHERMAN and ROSALYNN
REHERMAN shall have only the rights of general unsecured creditors of the COMPANY with respect to such benefits.
Except as provided herein, or as otherwise expressly consented to by the COMPANY in writing, REHERMAN may not transfer his rights to receive payments hereunder, whether by sale, assignment, pledge or otherwise.

9. Nothing in this Agreement shall be deemed to constitute a contract of employment between the COMPANY and said REHERMAN or an agreement to continue the services of REHERMAN on the Board of Directors of the COMPANY. The parties acknowledge and agree that said REHERMAN's employment with the COMPANY is and shall continue to be "at will" and may be terminated at any time for any reason, or without reason, subject to the terms of any written employment agreement that may exist from time to time between the parties.

10. This Agreement shall supersede the 1995 Agreement and the 1995 Agreement shall terminate and be of no further force or effect from and after the date hereof.

11. The COMPANY's performance under this Agreement, including the obligation to pay the benefits provided hereunder to said REHERMAN and ROSALYNN REHERMAN is guaranteed by SIGCORP, Inc. In the event that the COMPANY fails, for any reason, to perform its obligations hereunder, including its obligation to make timely payment of any amounts hereunder, SIGCORP, Inc. shall be required to pay such amounts immediately and to otherwise perform the obligations of Company hereunder. The undertaking of SIGCORP, Inc. hereunder is a guaranty of payment and performance, and not a guaranty of collection. In the event of a default of COMPANY hereunder, REHERMAN and ROSALYNN REHERMAN shall be entitled to seek payment and performance from SIGCORP, Inc. without notice to or demand upon COMPANY or SIGCORP, Inc., and without attempting first to seek performance and payment from COMPANY. REHERMAN and ROSALYNN REHERMAN shall be entitled to recover from SIGCORP, Inc. their attorney fees, court costs and expenses in the event of the initiation of any claim, suit, action, proceeding or investigation to enforce, protect or interpret their rights, entitlements or benefits hereunder. The obligations of the COMPANY and SIGCORP, Inc. under this Agreement shall be binding upon successors and assigns of the COMPANY and SIGCORP, Inc., respectively, including any party acquiring substantially all of the assets or business of the COMPANY and SIGCORP, Inc. (as the case may be). Each of the COMPANY and SIGCORP, Inc. shall require any such successor or assign to expressly assume and agree to perform its obligations hereunder.
IN WITNESS WHEREOF, the COMPANY has caused the execution hereof and the affixing hereto of its corporate seal by its duly authorized officers and REHERMAN has hereunto set his hand and seal on the day and date first above written.

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY



By   Andrew E. Goebel
Andrew E. Goebel, Vice President,
  Secretary and Treasurer

"COMPANY"


ATTEST:



L. K. Tiemann
L. K. Tiemann
Assistant Secretary

Ronald G. Reherman
Ronald G. Reherman

"REHERMAN"

SIGCORP, INC.

By A. E. Goebel
A. E. Goebel, Secretary and Treasurer

GUARANTOR

ATTEST:

L. K. Tiemann
Linda K. Tiemann, Assistant Secretary

APPENDIX


"Change in Control" shall mean and shall be deemed to have occurred upon the happening of any one or more of the following:

(a) An acquisition (other than directly from SIGCORP) of any voting securities of SIGCORP, Inc. ("SIGCORP") (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of SIGCORP's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) SIGCORP or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by SIGCORP (for purposes of this definition, a "Subsidiary") (ii) SIGCORP or its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

(b) The individuals who, as of the date of this Agreement, are members of the Board of Directors of SIGCORP (the "Incumbent Board"), cease for any reason to constitute a majority of the members of the Board of Directors of SIGCORP; provided, however, that if the election, or nomination for election by SIGCORP's common stockholders, of any new director was approved by a vote of a majority of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of SIGCORP (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c) A merger, consolidation or reorganization involving SIGCORP, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of SIGCORP where:

(i) the stockholders of SIGCORP, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving
Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(ii) the individuals who were members of the Board of Directors of SIGCORP immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning, directly or indirectly, a majority of the Voting Securities of the Surviving
Corporation, and

(iii) no Person other than (1) SIGCORP, (2) any Subsidiary,
(3) any employee benefit plan (or any trust forming a part thereof) maintained by SIGCORP, the Surviving Corporation, or any Subsidiary, or (4) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities), has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities.

(d) The sale or other disposition of all or substantially all of the assets of SIGCORP to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of twenty percent (20%) or more of the Voting Securities as a result of the acquisition of Voting Securities by SIGCORP or any Subsidiary which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by SIGCORP or such Subsidiary, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.